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                                                              December 22, 1998



Mr. John P. Stephens
Vice-President
J.A. Jones
5771 Rickenbacker Rd.
Los Angeles, California 90040

                                   Re:  Resort at Summerlin
                                        Arbitration Settlement
                                        (Sent via Fax: 213-726-3434)

Dear John:

    As you know, J.A. Jones (sometimes referred to as "Jones") and The Resort at Summerlin (sometimes referred to as "The Resort") were scheduled for arbitration on December 16 and 17, 1998, but the arbitration has been continued to January 25, 1999. Although the Guaranteed Maximum Price Construction Contract we entered into December 22, 1997 (the "CONSTRUCTION CONTRACT") provides for dispute resolution through litigation, we have agreed that arbitration would be a more appropriate and expeditious vehicle.

    When the arbitration was originally agreed to, the major disagreement was J.A. Jones' contention that portions of the cost for the landscaping, the spa and certain pools are not included in the CONSTRUCTION CONTRACT. The Resort's contention is otherwise as addressed generally in my letter to you dated October 16, 1998. We have also had disagreement regarding a number of other items related to inclusion in the CONSTRUCTION CONTRACT based upon J.A. Jones' assertion that these items are either missing from the design documents or unclear or ambiguous in the design documents. Once again, The Resort has a contrary view on the majority of these assertions by J.A. Jones. Since our agreement to subject the first matters to arbitration, you and I have decided that all of the disputed items should be so addressed.

    In addition to the disputed items, The Resort and J.A. Jones have agreed upon certain additions to the CONSTRUCTION CONTRACT regarding all areas of the project except Hotel #2 and amendments to the CONSTRUCTION CONTRACT for Hotel #2. These agreed upon changes are primarily due to requirements imposed by the City of Las Vegas for permitting purposes and modifications made to Hotel #2 which, during the signing of the CONSTRUCTION CONTRACT, both parties agreed would take place.

    As of the date of the beginning of our settlement discussions on October 22, 1998, the total amount of agreed to and approved change orders for the entire project other than

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John Stephens
December 22, 1998
Settlement of Arbitration

Hotel #2, is $2,214,698. The Resort has not approved any single change order in excess of $100,000 since the beginning of construction and up to the date of this settlement agreement. The total amount of approved and agreed to amendments to the CONSTRUCTION CONTRACT relating to Hotel #2 is $2,575,260. The CONSTRUCTION CONTRACT provides that amendments to Hotel #2 are anticipated to be $3,000,000, thus, as of October 22, 1998, we were $424,740 below this anticipated amount.

    In addition, as of the date of this letter, Jones and the trade contractors have submitted significant numbers of requests for change orders and amendments totaling approximately $5,000,000 that The Resort at Summerlin has rejected. J.A. Jones has also submitted additional requests for change orders and amendments totaling well over $14,000,000 that The Resort at Summerlin and our consultants are currently reviewing. We presently believe that the majority of these requests will also be rejected. When each change order for work submitted by either Jones or the trade contractors is presented, there is also added an amount for general conditions and profit. Thus, when a change in work is presented, there is an additional cost of approximately twenty five percent for the general conditions and profit with regard to that change in work.

    As you know, from October 22, 1998 there remained approximately six more months until the completion of the project by Jones. During that time, given the past history of requests for change orders, it is anticipated that Jones and the trade contractors may submit significant additional requests for change orders to The Resort. The time it is taking to review and dispute the change orders already presented, plus and future change orders, is causing a serious distraction from the completion of the project. In addition, the time and money involved in either arbitrating or litigating many of these disputed issues is or will in the future also detract from the timely completion of the project.

    Although The Resort does not accept Jones' position with regard to a number of the disputed items, in order to resolve all of the current issues as well as those that may arise in the future, The Resort is proposing to Jones, based upon our mutual discussions, a settlement of the upcoming arbitration upon the following terms:

    1. The approved change orders for the entire project except Hotel #2, and the amendments for Hotel #2, in the total aggregate amount of $4,789,958 are hereby accepted by The Resort for the construction of the project (sometimes referred to as "the Work" in the CONSTRUCTION CONTRACT) by Jones.

    2. The Resort agrees that the remaining amount of $424,740 set forth in the CONSTRUCTION CONTRACT for amendments for the work on Hotel #2 by Jones is hereby approved.

    3. The Resort and Jones agree to settle the balance of all disputes as to items included in the CONSTRUCTION CONTRACT and the intent of the project described therein as of the date of this letter. The Resort at Summerlin agrees to pay for the substantial completion of the entire project, including all of Hotel #2, (as defined hereafter) an additional
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John Stephens
December 22, 1998
Settlement of Arbitration

         amount of $17,785,302. The substantial completion of the entire project, including all of Hotel #2, shall be defined as set forth in the CONSTRUCTION CONTRACT. The substantial completion of the entire project shall be based upon the latest sets of design drawings and other documents for the project including the intent set forth in the drawings and documents, a list of which shall be compiled and attached to this letter or any other settlement agreement to which you and we mutually agree as Exhibit 1. Additional work to be done by Jones as a part of the above documents and intent of said documents shall include, but not be limited to the following: a) revision to Hotel #2 service bar area pursuant to sketches to be attached as exhibits; b) provision of an energy management system pursuant to a scope definition prepared by the engineer of record said scope to be attached as an exhibit; c) revision to the sports and race book offices pursuant to sketches to be attached as exhibits; d)roof framing scope pursuant to sketches to be attached as exhibits and preparation of and painting of the roof area on the outside of the casino building in a color determined by The Resort; e) receipt F.O.B. at the job site and installation of owner-furnished/contractor installed items including, but not limited to, light fixtures and chandeliers, mirrors in hotel rooms, carpeting, wallcoverings, mattress, headboards that mount to the wall; f) providing cable trays for CCTV, low voltage wiring and beverage lines at the locations indicated pursuant to sketches to be attached as exhibits; g) providing wall/railing modifications at the health spa, second level, pursuant to sketches to be attached as exhibits; h) the revised design/build pool/spa scope pursuant to sketches to be attached as exhibits except that the actual design of the seawater exercise pool is that of The Resort; i) the entire landscaping scope as The Resort position indicates for the December 18 arbitration; j) credit for slab-on-grade work in the lifestyle tenant areas; k) eighteen additional air handling units in the lifestyle area for a total of twenty-six; l) all of the work included in addendum 10; and, m) repairs of any normal and reasonable damage to all The Resort supplied and installed items caused by Jones or any of the trade contractors engaged by Jones. In consideration of this additional payment, Jones agrees that the amounts set forth in paragraphs 1,2, and 3 herein do not contain the 5% for overhead on changes set forth in the CONSTRUCTION CONTRACT and Jones agrees to waive and forgo completely and forever the 5% for overhead on changes set forth in the CONSTRUCTION CONTRACT for the amount set forth in paragraphs 1,2, and 3. The amounts set forth in paragraphs 1,2, and 3 shall be paid based upon the same draw procedures as set forth in the CONSTRUCTION CONTRACT.

    4. J.A. Jones has reviewed all of the documents as set forth above to determine that the entire project, including Hotel #2, can be constructed in a fashion and of a functionality, quality and level of aesthetics reasonably inferable from the architect's design to create a five star rated property (sometimes referred to as "intent"). Jones agrees that all of the costs for

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John Stephens
December 22, 1998
Settlement of Arbitration

         Jones to complete its work and to construct the entire project including Hotel #2, based upon such constructability, functionality, quality, aesthetics and intent have been calculated by Jones, Jones does not know of any reason as of the date of this letter the project can not be constructed as described herein or substantially completed as defined herein on April 30, 1999, and all of the costs for the construction are included in the CONSTRUCTION CONTRACT, the agreed upon change orders and amendments for Hotel #2 and the amount set forth in this settlement.

    5. The Resort at Summerlin will not be responsible for any additional costs to the project in order to accomplish substantial completion of the entire project by Jones. J.A. Jones shall assume sole responsibility for all such costs and indemnify The Resort for said costs, except as expressly set forth herein. Jones shall have the right to issue such change orders to trade contracts as it deems necessary to meet its obligations under this paragraph, assumes full responsibility for issuing such change orders and indemnifies The Resort completely for the costs or consequences of such change orders.

    6.   Jones shall be responsible for changes caused by the City of Las
         Vegas consistent with the intent of the documents in order for the substantial completion of the entire project. If there is any dispute as to Jones being responsible for any change of any type or nature, Jones shall continue all work; complete any necessary change and the settlement of any claim for the change shall occur only after the substantial completion of the entire project.

    7. Jones shall not be responsible for mathematical calculations performed by or which should have been performed by the architects and consultants to the architects nor for any redesign due to any mathematical calculation errors by said architects and consultants discovered after the date of this settlement letter. Jones shall also not be responsible for changes directed by The Resort unless they fall within the scope of work set forth by the documents and intent of those documents as described in paragraph 3 above. Jones shall accomplish the substantial completion of the entire project to allow The Resort at Summerlin to open the entire project to the general public for business no later than April 30, 1999. Jones shall, in conjunction with The Resort, produce a schedule to confirm that the substantial completion of the entire project will be accomplished by April 30, 1999. The schedule will be attached to this letter as Exhibit 2 and will show adequate time to allow The Resort to finalize all aspects of The Resort's work including, but not limited to, training, furnishing and fixturing so as to allow the entire project to open to the general public for business no later than April 30, 1998. The Resort and Jones will monitor the schedule on a weekly basis to ensure that the benchmarks in the schedule are being met. Exhibit 2 will included five
         (5) major milestones that are clearly identified. The Resort will have the right to reduce the bonus payment described in this paragraph 7 by two hundred thousand dollars ($200,000) for each major milestone missed by Jones. Jones

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John Stephens
December 22, 1998
Settlement of Arbitration

         further agrees that if the substantial completion of the entire project is not accomplished by Jones in accordance with Exhibit 2 on or before April 30, 1999, then all penalties for delay and all penalty payments as set forth in the CONSTRUCTION CONTRACT shall commence as of April 30, 1999 and Jones shall not be entitled to any amounts for general conditions or any other payments of a similar nature from that date unless savings accrue as defined in the CONSTRUCTION CONTRACT. If savings do accrue, then The Resort shall not share in those savings as to the general conditions up to the amount of the general conditions as a portion of the guaranteed maximum price. In addition, if Jones does accomplish the substantial completion of the entire project so as to allow it to be opened for business to the general public on or before April 30, 1999, then The Resort shall guarantee a bonus payment to Jones. The bonus payment shall be an amount necessary to ensure that the profit for Jones on the project shall be $5.7 million based upon the audit provisions within the CONSTRUCTION CONTRACT. In no event, however, shall The Resort be obligated to pay any bonus in excess of one million dollars. If, by way of example, Jones has a profit of $5.4 million because Jones needed to use a part of the profit to ensure the substantial completion of the entire project by April 30, 1999, then The Resort shall pay Jones $300,000 to ensure Jones a profit of $5.7 million. If, however Jones has a profit of $2.4 million because Jones needed to use a part of the profit to ensure the substantial completion of the entire project by April 30, 1999, then The Resort shall pay Jones a maximum of $1,000,000. If Jones fails to accomplish the substantial completion of the entire project by April 30, 1999, then The Resort shall have no obligation to pay any bonus to Jones. Jones also agrees to provide such staffing on the project, including, but not limited to additional shifts and overtime by the various trades and additional experienced supervisors to manage the project, to ensure substantial completion of the entire project on the time frame set forth in this paragraph. Jones shall include within Exhibit 2 the resource loading to accomplish substantial completion of the entire project on the time frame set forth in this paragraph. Jones will be responsible for any slippage in the schedule set forth in Exhibit 2 and will take all necessary actions to correct such slippage. The costs of the additional staffing, overtime and supervision, as well as to correct for any slippage of the schedule as set forth in Exhibit 2 have been provided for by Jones as a part of this settlement and the payments to Jones pursuant to the CONSTRUCTION CONTRACT and this settlement letter and shall be the sole and absolute responsibility of Jones. Jones further agrees that it will not bill The Resort any profit, other than that already billed or claimed, until final completion as determined by the CONSTRUCTION CONTRACT. The Resort shall pay Jones the outstanding amount of any profit that may still be owing at the completion of the project (currently estimated to be approximately $3,000,000) based upon payment of the

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John Stephens
December 22, 1998
Settlement of Arbitration


         final billing pursuant to the CONSTRUCTION CONTRACT, but in no event earlier than ninety (90) days following final completion.

    8. The Resort does not intend to make any changes to the construction of the project as described in the documents and intent of the documents set forth in paragraph 3 above. The Resort will, however, through its architects and consultants, continue to provide clarifications to specific items described in the documents and intent of the documents, but only at the request of Jones or the City of Las Vegas, which are necessary for Jones to complete the project. If, however, The Resort does make changes not within the documents or intent of the documents as set forth in paragraph 3 above, it will make no more than two such changes per calendar month beginning as of the date of this letter if those changes affect the critical path. If a change is made or requested by The Resort, then Jones will price that change within three working days of the request, including the amount and cost of any acceleration to implement said change within the substantial completion schedule set forth in Exhibit 2. Upon receipt of the amount of the cost of the change, including any acceleration, The Resort shall have two working days to approve said change in writing delivered to Jones. If written approval is not given to Jones by The Resort within the two working day time period, the change will be deemed to be rejected and no such change will be made. Jones agrees to advise The Resort within ten (10) days of the date of any change as to how it will incorporate the change into the schedule of values. In addition, any reduction in costs from changes which Jones of The Resort proposes to which The Resort agrees will be offset against any future increases in costs.

    9. Requests for Information which do not deal with aesthetic issues, structural issues or life safety issues will be answered at the field level by Jones in consultation with the representative of The Resort. If a representative of The Resort is not available for consultation after a reasonable effort at such consultation of no more than one hour has been made by Jones, then Jones shall make the decision and The Resort agrees to accept the decision of Jones.

    10. Requests for Information which deal with aesthetic issues, structural issues or life safety issues, and which are on the critical path of the substantial completion schedule in Exhibit 2, and are necessary for the continuation of the project at the time they are made, will be answered by The Resort in a complete and accurate fashion within three working days of the Request for Information to The Resort. If The Resort fails to respond to Jones within the time frame set forth in this paragraph, then Jones shall make the decision and The Resort agrees to accept the decision of Jones. Jones agrees to make the Request for Information immediately upon its learning of the need for said Request and will not save Requests and then aggregate them at a future date. To the extent an item is not on the critical path or necessary for the continuation of the job at the time the Request is made, it shall be answered within seven working days. If the Resort fails to respond to Jones within the seven working days set forth in this paragraph,

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John Stephens
December 22, 1998
Settlement of Arbitration

         then Jones shall make the decision and The Resort agrees to accept the decision of Jones.

    11. Jones and The Resort agree that except for the items set forth in this settlement, all of the provisions of the CONSTRUCTION CONTRACT and the Corporate Guarantee provided to The Resort by Jones' parent company dated December 22, 1997 shall remain in full force and effect. Any inconsistency between the CONSTRUCTION CONTRACT and this settlement agreement shall be controlled by this settlement agreement.

    12. J.A. Jones and The Resort mutually release each other from any and all claims for any costs for changes and/or amendments and for any and all delays whether known or unknown and whether quantified or not quantified up to and through the date of this letter. The Resort, by this settlement, does not release Jones from any warranties or liabilities for the actual work performed or for the actual construction of the project and retains any and all rights to any claims as to such matters.

    13. J.A. Jones and The Resort will execute not later than December 22, 1998 such documents, if any, that are necessary in order to dismiss the scheduled arbitration and implement the settlement set forth herein.

    14. J.A. Jones will proceed with the terms of this settlement agreement during such time as the formal settlement agreement and dismissal of the arbitration are prepared.

    Please indicate your acceptance of this settlement by signing a copy of this letter where indicated below and returning to me a signed copy. Once I receive the signed copy from you, we will dismiss the arbitration based on the settlement.

    Thank you for your cooperation and consideration is this matter.

                                                Warmest regards,

                                                /s/ JOHN J. TIPTON

JJT/                                            John J. Tipton,
Cc: Quinton Boshoff                             Senior Vice-President, CFO and
    Buck Bond fax: 866-2540                     General Counsel
    Brian McMullan
    Hans Jecklin



The settlement as proposed in this settlement letter is hereby agreed to this 22nd day of December, 1998
John P. Stephens, Vice-President, J.A. Jones Construction

/s/ JOHN P. STEPHENS

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                                   EXHIBIT 1
                                       TO
                     SETTLEMENT LETTER OF DECEMBER 22, 1998


1. December 10, 1997 Contract Documents Between J.A. Jones and The Resort at Summerlin, including all addendum thereto which are attached hereto, and including all Bulletins, all Notices of Clarifications (NOC), all Requests for Change Orders (RCO), all Official Change Orders (OCO) and all Requests for Amendments (RFA), the logs of all of the above up to the date of this settlement letter all of which are attached hereto and the documents referred to therein are incorporated herein by reference.

2. Clarifications and sketches issued by the Architect and consultants up to and including the date of this settlement letter.

3.   All RCO applicable to Hotel 1 are also considered applicable to Hotel 2.

4. Notwithstanding paragraph 1 above, any Notice of Clarification Number 46 through the date of this settlement letter which is actually determined to be an owner directed change or an error in the mathematical calculation shall not be the responsibility of Jones.